EXHIBIT H
                                                    SEC File No. 70-9309


                    CAPITALIZATION AND CAPITALIZATION RATIOS
                    ----------------------------------------

                                 (IN THOUSANDS)





     The actual and pro forma capitalization of GPU, Inc. and Subsidiary Companies at June 30, 1998 is as follows:



                                    Actual              Pro Forma (3)
                            ------------------------   ------------------
                                 Amount         %         Amount       %
                           -------------     -----     ----------    ----
Long-term debt(1)            $4,392,057       51.4     $4,392,057    51.4
Notes payable                   487,160        5.7        487,160     5.7
Preferred stock (2)             155,478        1.8        155,478     1.8
Subsidiary-obligated
 mandatorily redeemable
 preferred securities           330,000        3.9        330,000     3.9
Common equity                 3,172,886       37.2      3,172,886    37.2
                              ---------      -----      ---------   -----
                             $8,537,581      100.0     $8,537,581   100.0
                             ==========      =====     ==========   =====





(1)   Includes securities due within one year of $350,671.
(2)   Includes securities due within one year of $2,500.
(3) The guarantee of letters of credit reimbursement agreements will not have a pro forma impact on GPU's capitalization. Accordingly, there are no pro forma adjustments. The pro forma capitalization excludes approximately $735 million of GPU's proportionate share of non-recourse debt used to finance the acquisition of exempt wholesale generators and foreign utility companies, as defined under the Public Utility Holding Company Act of 1935, which debt is not consolidated for financial reporting purposes. After giving effect to the non-recourse debt, the pro forma percentages would be as follows: Long-term debt 55.3%; Notes payable 5.2%; Preferred stock 1.7%; Subsidiary-obligated mandatorily redeemable preferred securities 3.6%; and Common equity 34.2%.